UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2020

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	SD	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Effective April 6, 2020, the Board of Directors (the “Board”) of SandRidge Energy, Inc. (the “Company”) appointed Carl F. Giesler, Jr. as the Company’s President and Chief Executive Officer. Mr. John P. Suter who served as the Company’s Interim President and Chief Executive Officer since December 12, 2019 will continue in the role he held previously, Executive Vice President and Chief Operating Officer.

Mr. Giesler, age 48, most recently served as the Chief Executive Officer and a Director of Jones Energy, Inc. from July 20, 2018 until January of 2020. Mr. Giesler previously served as the Chief Executive Officer and a Director of Glacier Oil & Gas Corp (“Glacier”) and its predecessor companies since September 2014. Immediately prior to joining Glacier, Mr. Giesler served as a Managing Director with Harbinger Group Inc. where he led its oil & gas investment efforts since October 2011. Prior to joining Harbinger Group Inc., Mr. Giesler served in various oil & gas principal investing, financial and other roles with Harbinger Capital Partners, AIG FP, Morgan Stanley and Bain & Company. In addition to serving as a Director of Glacier and its predecessor companies, Mr. Giesler has also served on the boards of Compass Production Partners, LP (private) and North American Energy Partners, Inc. (public). Mr. Giesler received his Bachelor of Arts from the University of Virginia and his Juris Doctorate from Harvard Law School. He is also a CFA Charterholder.

Mr. Giesler has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Giesler has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Giesler was not appointed as the Company’s President and Chief Executive Officer pursuant to any arrangement or understanding with any other person.

The Company and Mr. Giesler have entered into an offer letter (the “Offer Letter”), pursuant to which Mr. Giesler will receive an annual base salary of $350,000 per annum beginning June 15, 2020. He is eligible to participate in the Company’s Annual Incentive Plan, and his target cash bonus will be 50% of his annual base salary. The Offer Letter also provides that Mr. Giesler will receive an award of 1,000,000 restricted stock units under the 2016 Omnibus Incentive Plan (as amended and restated as of August 8, 2018, the “Incentive Plan”). The restricted stock grant will be subject to the terms and conditions of the Incentive Plan and will vest in three equal annual installments subject to special vesting provisions in the event of a termination or change in control. Mr. Giesler will also be entitled to participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Offer Letter, which is filed herewith as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On April 7, 2020, the Company issued a press release announcing the appointment of Mr. Giesler as President and Chief Executive officer, the actions the Company has taken in response to coronavirus pandemic and associated market volatility, and the withdrawal of the Company’s previously announced guidance for fiscal year 2020. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1        Offer Letter

Exhibit 99.1        SandRidge Energy, Inc. press release dated April  7, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)

Date: April 7, 2020	By:	/s/ Michael A. Johnson
Michael A. Johnson
Senior Vice President and Chief Financial Officer